                                                                   EXHIBIT 10.20





                          PURCHASE AND SALE AGREEMENT


                                    BETWEEN


                              HARCOR ENERGY, INC.
                                   AS SELLER


                                      AND


                             PENROC OIL CORPORATION
                                    AS BUYER

                          PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1.    PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . .  1
       1.1    The Property  . . . . . . . . . . . . . . . . . . . . . . . . .  1
       1.2    Exclusions  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.3    Ownership of Production from the Property   . . . . . . . . . .  2

ARTICLE 2.    PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . .  3
       2.1    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . .  3
       2.2    Allocated Values  . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 3.    REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .  3
       3.1    Reciprocal Representations and Warranties   . . . . . . . . . .  3
       3.2    Buyer's Representations and Warranties  . . . . . . . . . . . .  4
       3.3    Seller's Representations and Warranties   . . . . . . . . . . .  5
       3.4    Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
       3.5    Representations and Warranties Exclusive  . . . . . . . . . . .  5
       3.6    Survival of Representations and Warranties  . . . . . . . . . .  5

ARTICLE 4.    WARRANTY DISCLAIMER.  . . . . . . . . . . . . . . . . . . . . .  5
       4.1    Title; Encumbrances   . . . . . . . . . . . . . . . . . . . . .  5
       4.2    Other Property Warranties   . . . . . . . . . . . . . . . . . .  5
       4.3    Information About the Property  . . . . . . . . . . . . . . . .  6

ARTICLE 5.    PHYSICAL INSPECTION; ENVIRONMENTAL ASSESSMENT; CASUALTY LOSS. .  6
       5.1    Access to Records   . . . . . . . . . . . . . . . . . . . . . .  6
       5.2    Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       5.3    Environmental Assessment and Indemnification  . . . . . . . . .  7
       5.4    Casualty Losses   . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE 6.    PREFERENTIAL RIGHTS/CONSENTS; TITLE DEFECTS . . . . . . . . . .  9
       6.1    Preferential Purchase Rights and Consents to Assign   . . . . .  9
       6.2    Title Defects   . . . . . . . . . . . . . . . . . . . . . . . . 10
       6.3    Right Not to Close  . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE 7.    CLOSING; FINAL SETTLEMENT . . . . . . . . . . . . . . . . . . . 13
       7.1    Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . 13
       7.2    Conditions to Closing   . . . . . . . . . . . . . . . . . . . . 13
       7.3    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       7.4.   Post-Closing Obligations  . . . . . . . . . . . . . . . . . . . 16

ARTICLE 8.    ASSUMPTION OF OBLIGATIONS . . . . . . . . . . . . . . . . . . . 17
       8.1    Ownership and Operations  . . . . . . . . . . . . . . . . . . . 17
       8.2    Plugging and Abandonment Obligations  . . . . . . . . . . . . . 18

ARTICLE 9.    INDEMNITIES . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       9.1    Definition of Claims  . . . . . . . . . . . . . . . . . . . . . 18
       9.2    APPLICATION OF INDEMNITIES  . . . . . . . . . . . . . . . . . . 18
       9.3    Buyer's Indemnity   . . . . . . . . . . . . . . . . . . . . . . 19
       9.4    Seller's Indemnity  . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 10.   TAXES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . 19
       10.1   Recording Expenses  . . . . . . . . . . . . . . . . . . . . . . 19
       10.2   Ad Valorem, Real Property and Personal Property Taxes   . . . . 19
       10.3   Severance Taxes   . . . . . . . . . . . . . . . . . . . . . . . 19
       10.4   Sales Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 11.   INTERIM OPERATION OF THE PROPERTY . . . . . . . . . . . . . . . 20
       11.1   Interim Operations  . . . . . . . . . . . . . . . . . . . . . . 20
       11.2   Buyer's Approval  . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 12.   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . 20
       12.1   Production Imbalances   . . . . . . . . . . . . . . . . . . . . 20
       12.2   Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . 21
       12.3   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       12.4   Entirety of Agreement; Amendment  . . . . . . . . . . . . . . . 21
       12.5   Successors and Assigns  . . . . . . . . . . . . . . . . . . . . 21
       12.6   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 21
       12.7   Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       12.8   Litigation Costs  . . . . . . . . . . . . . . . . . . . . . . . 22
       12.9   General   . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       12.10  Texas Deceptive Trade Practices Act Waiver  . . . . . . . . . . 22

EXHIBITS

       A      Leases and Certain Related Contracts
       B      Warranted Property, Allocation of Value
       C      Non Foreign Affidavit
       D      Assignment and Bill of Sale
       E      Release Liens
       F      Certain Consents and Preferential Purchase Rights
       G      Disclosure

SCHEDULES

       1.2.2

                          PURCHASE AND SALE AGREEMENT


       This Purchase and Sale Agreement (the "Agreement"), dated December 3, 1997, but effective as hereinafter set forth at 7:00 a.m., local time, on January 1, 1998 (the "Effective Date"), is between HarCor Energy, Inc., a Delaware corporation ("Seller"), and Penroc Oil Corporation, a Texas corporation ("Buyer").

                                   RECITALS:

       Seller owns certain oil and gas properties located in Texas, New Mexico, Alabama, California, Oklahoma, North Dakota, Wyoming, Michigan and Louisiana, and related contractual rights and desires to sell these properties and transfer these contractual rights.

       Buyer desires to purchase these properties from Seller and acquire these contractual rights.

       Accordingly, in consideration of the mutual promises contained in this Agreement, Buyer and Seller agree as follows:

ARTICLE 1.  PURCHASE AND SALE

       1.1 The Property. Subject to the terms of this Agreement (including, without limitation, the exclusions provided in Section 1.2), Seller agrees to sell and assign to Buyer and Buyer agrees to purchase and acquire from Seller all of Seller's right and title to, and interest in, the following (collectively, subject to the exclusions provided in Section 1.2, the "Property"):

              1.1.1 The oil, gas and mineral leases and other interests in oil and gas described in Exhibit A attached hereto (the "Leases") and all rights and privileges appurtenant to the Leases;

              1.1.2 All rights in any unit in which the Leases are included, to the extent that these rights arise from and are associated with the Leases, including without limitation all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority;

              1.1.3 All oil, gas and condensate wells (whether producing, not producing or abandoned), and water source, water injection and other injection or disposal wells located on the Leases or lands unitized or pooled with the Leases;

              1.1.4 All equipment, facilities and other personal property on the Leases used in developing or operating the Leases or producing, treating, storing, compressing, processing or transporting hydrocarbons on or from the Leases;

              1.1.5 All easements, rights-of-way, licenses, permits, servitudes and similar interests applicable to or used in operating the Leases or the personal property described above, including without limitation those described in Exhibit A, in each case to the extent they are assignable or transferable and subject to any consents to assignment or transfer to which they may be subject;

              1.1.6 All contracts and contractual rights and interests relating to the Leases and the other property described or referred to in this
Section 1.1, including (without limitation) unit agreements, farmout agreements, farm in agreements, operating agreements, participation agreements, exploration agreements, and hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements (collectively, the "Related Contracts"), including without limitation those Related Contracts described in Exhibit A, in each case to the extent they are assignable or transferable and subject to any consents to assignment or transfer to which they may be subject;

              1.1.7 All seismic data and interpretive geological maps owned by and in the possession of Seller to the extent, but only to the extent, such maps and data cover the lands covered by the Leases or the Related Contracts or lands pooled with lands covered by the Leases, to the extent the same is assignable or transferable and subject to any confidentiality agreements, use restrictions and consents to assignment or transfer to which the same may be subject; and

              1.1.8 Without limiting and in addition to the foregoing, all of Seller's rights, titles and interests in and to the Leases, the lands described in the Leases and the lands described or referred to in Exhibit A, and in and to oil and gas leases, working interests, overriding royalty interests, mineral interests, royalty interests and all other interests and property of every kind and character, insofar as the same cover or relate to such lands without limitation as to depth, and the physical property thereon or used or obtained for use in connection therewith, even though such rights, titles and interests be incorrectly or insufficiently described or referred to in, or a description thereof be omitted from, Exhibit A.

       1.2 Exclusions. The Property sold and assigned under this Agreement does not include:

              1.2.1 Trade credits, accounts and notes receivable, and adjustments or refunds (including without limitation transportation tariff refunds, take-or-pay claims, and audit adjustments) attributable to the Property with respect to any period before the Effective Date or with respect to any production prior to the Effective Date; and

              1.2.2 All claims, causes of action, rights under contracts or applicable law, and other rights (a) relating to or arising out of the ownership or operation of the Leases and other property described in Section
1.1 prior to the Effective Date, or (b) relating to any liabilities and obligations retained by Seller or for which Seller is obligated to indemnify Buyer hereunder arising out of the ownership or operation of the Leases and other property described in Section 1.1 between the Effective Date and the Closing, such claims and causes of action described in this Section 1.2.2 to include (without limitation) those claims and causes of action listed in
Schedule 1.2.2.

       1.3 Ownership of Production from the Property. If the Closing occurs, (I) Seller owns all merchantable oil, gas, condensate and distillate ("Hydrocarbons") produced from the Property before the Effective Date, and (ii) Buyer owns all Hydrocarbons produced from the Property on and after the Effective Date.

ARTICLE 2.  PURCHASE PRICE

       2.1 Purchase Price. Buyer shall pay Seller $13.2 Million for the Property (the "Purchase Price"), subject to any adjustments to the Purchase Price made at Closing. Buyer shall, upon execution of this Agreement, pay the Escrow Agent (as defined in Section 7.3.4) by wire transfer or certified funds of cash $500,000 (the "Earnest Money Deposit"). In the event the Closing occurs, the Earnest Money Deposit shall be applied upon the Purchase Price as set forth in Section 7.3.2(I). Anything in this Agreement to the contrary notwithstanding, in the event the Closing does not occur, the Escrow Agent shall pay to Seller and Seller shall be entitled to receive and retain the Earnest Money Deposit (together with any interest earned thereon) only in the event that: (I) the conditions contained in this Agreement to which the duties and obligations of Buyer are subject as set forth in Section 7.2 shall have been fulfilled, (ii) Seller shall not have materially breached this Agreement, and (iii) Buyer materially breaches this Agreement by failing or refusing to close the sale as provided herein on the Closing Date or Buyer terminates this Agreement. In the event such sale is not closed and the Escrow Agent pays the Earnest Money Deposit to Seller as provided in this Section 2.1, the Earnest Money Deposit shall constitute liquidated damages in lieu of all other damages (and as Seller's sole remedy in such event). The parties hereby acknowledge that the extent of damages to Seller occasioned by such failure or refusal by Buyer would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money Deposit is a fair and reasonable estimate of such damages under the circumstances. In the event the Earnest Money Deposit is neither applied upon the Purchase Price pursuant to Section 7.3.2(I) nor paid to and retained by Seller pursuant to the foregoing provisions of this Section 2.1, the Escrow Agent shall return the Earnest Money Deposit to Buyer on or before the date on or before which Buyer is entitled to receive it pursuant to the other provisions of this Agreement. If the sale contemplated hereby is not consummated at Closing because of a breach of Seller's obligations hereunder, this Agreement shall not terminate and Buyer shall have the right of specific performance of the obligations of Seller hereunder by giving written notice of such election to Seller within thirty (30) days after the scheduled Closing.
If Buyer fails to notify Seller of its election to exercise specific performance within such thirty (30) day period, this Agreement shall terminate and neither party shall have any further obligation to the other hereunder, other than liabilities hereunder arising prior to such termination and those obligations that by their terms survive termination. In the event Buyer elects to seek specific performance as provided for above and it is subsequently determined by the court in which such proceeding is filed that specific performance cannot be granted to Buyer because such remedy is unavailable to Buyer, then, in such event, Buyer shall be entitled to all other remedies available in law or in equity.

       2.2 Allocated Values. The Purchase Price has been allocated by Buyer and Seller among certain wells and other properties that are included as part of the Property. The wells and other properties described or referred to in Exhibit B are herein collectively referred to as the "Warranted Property." The portion of the Purchase Price allocated to each Warranted Property (the "Allocated Value") is set forth in Exhibit B.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES

       3.1 Reciprocal Representations and Warranties. Seller and Buyer each represent and warrant to the other that:

              3.1.1 Corporate Authority. It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, is duly qualified to carry on its business in the States of Texas, New Mexico, Alabama, California, Oklahoma, North Dakota, Wyoming, Michigan and Louisiana (or the failure to be so qualified in any of such states would not have a material adverse effect on Seller or the Property), and has all the requisite corporate power and authority to enter into and perform this Agreement.

              3.1.2 Requisite Approvals. It has taken all necessary actions pursuant to its Certificate of Incorporation, By-laws and other governing documents to fully authorize it to consummate the transaction contemplated by this Agreement.

              3.1.3 Validity of Obligation. This Agreement and all documents it is to execute and deliver on or before the Closing Date have been or will be duly executed by its appropriate officials and constitute or will constitute valid and legally binding obligations, enforceable against it in accordance with the terms of this Agreement and such documents, except as such enforceability may be limited by applicable bankruptcy, insolvency, and other statutes and laws affecting the rights of creditors, and except in respect of equitable remedies.

              3.1.4 Impediments to Consummation of Agreement. Its executing, delivering and performing this Agreement does not conflict with or violate any agreement or instrument to which it is a party, or any law, rule, regulation, ordinance, judgment, decree or order to which it is subject, subject to compliance by Seller with any preferential purchase right or consent requirements applicable to the Property.

              3.1.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

              3.1.6 Broker's Fees. It has not incurred any obligation for brokers, finders or similar fees for which the other party would be liable.

       3.2 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

              3.2.1 Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Property and the value thereof, as determined by Buyer's examination of Seller's records and inspection of the Property, and the representations, warranties and covenants made by the Seller in this Agreement.

              3.2.2 Eligibility. Buyer is eligible under all applicable laws and regulations to own the Property, including without limitation the Leases.

              3.2.3 Securities Laws. Buyer is acquiring the Property for its own account for the purpose of investment and not for any distribution or re-sale in violation of any applicable state or federal securities law.

       3.3 Seller's Representations and Warranties. Seller represents and warrants to Buyer that:

              3.3.1 Lawsuits and Claims. Except as set forth on Exhibit G, there is no judgment, order, decree or award, or suit, action or administrative, arbitration or other proceeding or governmental investigation of any kind in existence or pending or, to Seller's knowledge, threatened in writing against Seller which has a material adverse effect on the Property or the value thereof, and Seller has not received or been advised in writing of any unsatisfied request for information, notice, administrative inquiry or claim (including but not limited to those from the U.S. Environmental Protection Agency or a state or local environmental agency) with respect to the Property.

              3.3.2 Tax Partnerships. The Property is not subject to any tax partnerships.

       3.4 Notice. Seller and Buyer shall each give the other prompt written notice upon becoming aware of any matter materially affecting any of its representations or warranties or those of the other party under this
Article 3 or rendering any such warranty or representation untrue.

       3.5 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement are exclusive, and are given in lieu of all other representations and warranties, express or implied.

       3.6 Survival of Representations and Warranties. The representations, warranties, and indemnities made or provided for in this Agreement shall survive the Closing and shall not be deemed to have merged with the separate representations, warranties and covenants made in the Assignment and Bill of Sale, except that the representations and/or warranties of Buyer and Seller under this Agreement shall survive for a period of one year after the Closing Date, except that Seller's warranties contained in Section 3.3 shall expire at Closing; Buyer's sole remedy with respect to Seller's warranties contained in
Section 3.3 shall be to terminate the Agreement pursuant to Section 7.1 prior to the Closing. Seller's liability for breach of warranties and representations made by Seller pursuant to this Agreement shall in any event not exceed the Purchase Price as adjusted hereunder.

ARTICLE 4.  WARRANTY DISCLAIMER.

       4.1 Title; Encumbrances. IF THE CLOSING OCCURS, SELLER SHALL CONVEY THE PROPERTY TO BUYER WITHOUT WARRANTY OF TITLE, EXPRESS OR IMPLIED, AS PROVIDED IN THE ASSIGNMENT AND BILL OF SALE TO BE DELIVERED PURSUANT TO SECTION 7.3.1.

       4.2 Other Property Warranties. SELLER SELLS AND TRANSFERS THE PROPERTY TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (I) THE CONDITION OR MERCHANTABILITY OF THE PROPERTY, (II) THE FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, OR (III) TITLE TO THE PROPERTY. SUBJECT TO THE PROVISIONS OF SECTION 5.3, BUYER HAS INSPECTED, OR BEFORE CLOSING WILL HAVE INSPECTED OR BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE PROPERTY AND IS SATISFIED AS TO THE

PHYSICAL AND ENVIRONMENTAL CONDITION (BOTH SURFACE AND SUBSURFACE) OF THE PROPERTY AND ACCEPTS THE PROPERTY "AS IS", "WHERE IS", AND "WITH ALL FAULTS."

       4.3 Information About the Property. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN ARTICLE 3, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTY; (II) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTY; (III) THE ABILITY OF THE PROPERTY TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (IV) GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, (V) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTY, OR (VI) THE ENVIRONMENTAL CONDITION OF THE PROPERTY. ANY AND ALL DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER'S RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK.

ARTICLE 5.  PHYSICAL INSPECTION; ENVIRONMENTAL ASSESSMENT; CASUALTY LOSS

       5.1 Access to Records. Except to the extent Seller is restricted from disclosing such information by existing agreements with third parties, Seller shall give Buyer, and Buyer's authorized representatives, at mutually agreeable times before Closing, access to all contract, land, lease, accounting, well, production and engineering records and pipeline and gathering system files and all environmental permits and filings and supporting documentation for such filings in connection with compliance with environmental requirements, to the extent such data, records, files and documents are in Seller's possession and relate to the Property (all of the foregoing, subject to the exclusions stated above, being herein collectively called "Property Records"). Buyer may photocopy the Property Records at its sole expense.
Buyer shall keep (and cause its representatives to keep) confidential all information made available to Buyer in accordance with the provisions of the confidentiality agreement previously executed by Buyer, unless and until Closing occurs. The confidentiality agreement previously executed by Buyer will continue in force unless and until Closing occurs, at which time it will terminate as to the Property, it being further understood and agreed that Buyer shall be bound by the confidentiality obligations of the Related Contracts assumed by Buyer pursuant to Article 8 of this Agreement.

       5.2 Inspection. Before the Closing, Seller will cooperate with Buyer in attempting to secure from third party operators access to any portion of the Property operated by them for Buyer and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property. BUYER SHALL REPAIR ANY DAMAGE TO THE PROPERTY RESULTING FROM ITS INSPECTION AND SHALL INDEMNIFY, DEFEND AND HOLD SELLER AND EACH SUCH THIRD PARTY OPERATOR HARMLESS FROM AND AGAINST ANY AND

ALL LOSSES, DAMAGES, OBLIGATIONS, CLAIMS, LIABILITIES, EXPENSES (INCLUDING COURT COSTS AND ATTORNEY'S FEES), OR CAUSES OF ACTION ARISING FROM BUYER INSPECTING AND OBSERVING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PERSONAL INJURIES OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND PROPERTY DAMAGES, REGARDLESS OF WHETHER SUCH CLAIMS ARE CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE OF SELLER OR ANY SUCH THIRD PARTY OPERATOR OR THE CONDITION OF THE PROPERTY.

       5.3    Environmental Assessment and Indemnification.

              5.3.1 "Adverse Environmental Conditions" means contaminations or conditions that would require in the aggregate $100,000 or more of out of pocket costs and expenses to remedy and that are not otherwise permanently authorized by permit or law, resulting from the existence or any discharge, release, disposal, production, storage, treatment, or any other activities on, in or from the Property, or the migration or transportation from other lands to the Property, prior to the Closing Date, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances that are subject to regulation under any laws, rules or regulations relating to the protection of health or the environment ("Environmental Laws"), including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as well as any state and local regulation or law governing the same, similar or related matters.

              5.3.2 Buyer shall advise Seller promptly of any Adverse Environmental Conditions discovered after the date hereof as a result of its investigation of the Property and the estimated costs for remediating such conditions. Buyer shall provide such information regarding such Adverse Environmental Conditions as Seller may reasonably request. If Seller receives timely notice from Buyer not later than two (2) business days prior to the Closing Date of any Adverse Environmental Conditions, (a) Seller shall have the right

       (i) to agree to remedy such Adverse Environmental Conditions to Buyer's reasonable satisfaction, all at Seller's sole cost and expense, not later than thirty (30) days after the Closing Date, in which case the amount to be paid to the Seller at the Closing shall be reduced by an amount equal to the agreed cost of remedying such Adverse Environmental Conditions (the "Remediation Amount") and the Buyer shall pay to the Escrow Agent at the Closing an amount equal to the Remediation Amount in accordance with the provisions of Section 7.3.4, or

       (ii) if the parties have agreed upon an adjustment to the Purchase Price in respect of such Adverse Environmental Conditions, to reduce the Purchase Price by the amount of such adjustment, in which event Seller shall have no obligation or liability in respect of such Adverse Environmental Conditions, and (b) if the reasonable cost of remedying all of the Adverse Environmental Conditions exceeds $750,000, either party shall have the right to terminate this Agreement. Each party shall notify the other of any election under the preceding sentence no later than two business days prior to Closing. If Seller elects to terminate this Agreement pursuant to the foregoing provision, the Escrow Agent shall pay to Buyer the Earnest Money Deposit (together with any interest earned thereon) within three (3) business days of receipt of such cancellation notice by the party to whom it was addressed. If Buyer elects to terminate this Agreement pursuant to the foregoing provision, the Escrow Agent shall pay to Seller and Seller shall be entitled to receive and retain the Earnest Money Deposit (together with any interest earned thereon). Seller shall have no liability or obligation to Buyer under this Section 5.3.2 for any Adverse Environmental Condition for which Seller did not receive timely written notice of such condition not later than two (2) business days prior to the Closing Date. Buyer shall grant Seller and its representatives such access to the Property as may be reasonably necessary provided such access does not interfere with Buyer's operations.

              5.3.3 Except for any costs or expenses incurred by Seller in discharging any remediation obligations under Section 5.3.2, if the Closing occurs Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, causes of action, liabilities and obligations, and all costs and expenses (including, without limitation, reasonable attorneys' fees) associated therewith, arising out of or relating to any discharge, release, disposal, production, storage, treatment or any activities on, in or from the Property, or the migration or transportation from any other lands to the Property, whether before or after the Effective Date, of materials or substances that are presently, or become in the future, subject to regulation under Environmental Laws, whether such Environmental Laws are presently existing or are hereafter enacted, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, OR OBLIGATIONS ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OF SELLER.

       5.4 Casualty Losses. If there is any loss resulting from destruction of Property by fire or other casualty (a "Casualty Loss") before the Closing Date, Seller shall notify Buyer promptly after Seller learns of such event. Seller shall have the right, but not the obligation to cure the Casualty Loss by repairing such damage or, in the case of personal property or fixtures, replacing them with equivalent items, no later than the date of Closing, all to Buyer's reasonable satisfaction. If any uncured Casualty Loss exists at Closing, the Purchase Price shall be reduced by the aggregate reduction in the value of the Property as a result of such Casualty Loss, as determined by the mutual agreement of the parties. If the parties are unable to agree on the reduction in the value of the Property as a result of such Casualty Loss, such reduction in value shall be determined by arbitration pursuant to Section 6.2.4, the Property will be conveyed to Buyer at Closing without a reduction in the Purchase Price because of the Casualty Loss, and within ten business days after the parties receive the determination of the arbitrators Seller shall pay to Buyer, by wire transfer of immediately available funds, the amount of the reduction in value of the Property as a result of the Casualty Loss, together with interest at ___% per anum (the "Interest Rate") from (and including) the Closing Date to (but excluding) the date such payment is made.

ARTICLE 6.  PREFERENTIAL RIGHTS/CONSENTS; TITLE DEFECTS

       6.1    Preferential Purchase Rights and Consents to Assign.

              6.1.1 If any of the Property is subject to preferential purchase rights, rights of first refusal, or similar rights (collectively "Preferential Rights"), or consents to assign, lessor's approvals or similar rights (collectively, "Consents"), Seller shall on the date of this Agreement (I) notify the holders of the Preferential Rights and Consents that it intends to sell the Property to Buyer, (ii) in the case of a Preferential Right, notify the holder of such right that the price for the portion of the Property covered by the Preferential Right is the Allocated Value of such interest, subject to adjustment in the same manner that the Purchase Price is subject to adjustment hereunder, (iii) provide them with any other information about the sale of the Property to which they are entitled, and (iv) in the case of Consents, ask the holders of the Consents to consent to the assignment of the affected Property to Buyer. Seller shall promptly notify Buyer whether Preferential Rights are exercised, waived or deemed waived because of the expiration of the period within which the Preferential Right may be exercised, or if any Consents are given or denied. Seller will not be liable to Buyer if any Preferential Rights are exercised, or any Consents are denied, but the Purchase Price shall be subject to adjustment to the extent provided below.

              6.1.2 If, before Closing, (I) any Preferential Right is validly exercised or (ii) any Consent (other than consent on a Related Contract that would not materially and adversely affect the operation of the affected Property) is denied, Seller and Buyer shall exclude the affected Property at Closing and deduct the Allocated Value of the affected Property from the Purchase Price.

              6.1.3 If Seller is unable before Closing to obtain a Consent (other than Consents on the Related Contracts that would not materially and adversely affect the operation of the affected Property) or is unable to obtain the waiver of a Preferential Right for which the period within which such Preferential Right may be exercised has not expired (other than a Preferential Right referred to in Section 6.1.2), then, unless mutually agreed, Buyer shall exclude the affected Property at Closing and deduct the Allocated Value of the affected Property from the Purchase Price. Upon receipt of such Consent, the waiver of such Preferential Right following Closing, or the expiration of the period within which the Preferential Right may be exercised (if such right is not exercised during such period), such Property will be purchased by and conveyed to Buyer for an amount equal to the Allocated Value of such Property, appropriately adjusted in a manner consistent with this Agreement, at a subsequent closing to be held within ten days following receipt by Seller and forwarding to Buyer of such Consent or waiver, or the expiration of the period within which the Preferential Right may be exercised, as the case may be; provided, however, that in the case of a Consent, if such Consent is not obtained and provided to Seller and Buyer within 120 days following the Closing, then the Property so affected shall be eliminated from this Agreement and shall be excluded from the assets covered hereby (unless Buyer agrees to proceed with the Closing on such Property and Buyer further agrees to indemnify Seller against claims arising from such sale and assignment on terms acceptable to Seller, in which event Buyer shall be deemed to have waived any objections with respect to failing to obtain such Consent).

       6.2    Title Defects.

              6.2.1 For the purposes of this Agreement, the following terms shall have the meanings given them below:

              "Defensible Title" shall mean:

              (a) with respect to a well listed on Exhibit B, such title (whether of record or beneficially held pursuant to the provisions of a participation or exploration agreement listed in Exhibit A) as will entitle Buyer to receive a percentage of the Hydrocarbons produced and saved from such well (subject to any depth restrictions noted in Exhibit
       A), after deducting all applicable Production Burdens, that is not less than the "Net Revenue Interest" shown for such well on Exhibit B throughout the productive life of such well, and will obligate Buyer to bear and pay a portion of the costs and expenses of operating the well that is no greater than the "Working Interest" shown for such well on Exhibit B throughout the productive life of such well and is free and clear of Material Title Deficiencies (as hereinafter defined); and

              (b) with respect to a Related Contract listed on Exhibit B, such title as will entitle Buyer to the interest in such Related Contract shown on Exhibit B and is free and clear of Material Title Deficiencies.

              "Material Title Deficiency" means a material deficiency in one or more of the following respects: (I) Seller's title is subject to an outstanding mortgage, deed of trust, lien, encumbrance, contractual burden (other than Production Burdens that do not have the effect of reducing Seller's net revenue interest below that reflected on Exhibit
       B), adverse claim or defect which substantially and adversely affects the value or operation of the Property in question; (ii) Seller's rights and interests are subject to being reduced by virtue of the exercise by a third party of a reversionary, back-in or other similar right not reflected in Exhibit B; or (iii) Seller is in default under some material provision of a lease, farmout or other agreement or a right of way, easement, permit or license affecting the Property in question.

              "Net Revenue Interest" means in respect of any lease, well or unit, the interest (expressed as a percentage) in and to oil and gas produced from or allocated to such lease, well or unit after deducting all applicable Production Burdens.

              "Production Burdens" means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, are measured by or are payable out of the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.

              "Title Defect" is any matter that causes the title to a Warranted Property to fail to qualify as Defensible Title. Neither the environmental condition of a Warranted Property nor any failure to obtain Consents to the transfer of Related Contracts will be considered a Title Defect.

              "Title Defect Amount" is the amount by which a Title Defect reduces the fair market value of a Warranted Property below its Allocated Value.

              "Working Interest" means, in respect of any lease, well or unit, the interest (expressed as a percentage) in such lease, well or unit before giving effect to any applicable Production Burdens, and the percentage of all costs and expenses required to be borne that are associated with the exploration, development and operation of such lease, well or unit.

              6.2.2 Buyer may review title to the Warranted Property before Closing and notify Seller in writing of any Title Defect it discovers as soon as reasonably practicable after its discovery, but in no event less than two
(2) business days before the Closing Date. Buyer will be deemed to have conclusively waived any Title Defect for which Buyer has failed to notify Seller in writing at least two (2) business days prior to the Closing Date.

              6.2.3 If Buyer properly notifies Seller of any alleged Title Defect, Buyer and Seller shall meet and use their best efforts to agree on the validity of the alleged Title Defect and the corresponding Title Defect Amount based on the Allocated Value of such Property, and the following provisions shall apply:

              (i) The affected Property will be conveyed to Buyer at Closing.

              (ii) If Buyer and Seller agree that there is a Title Defect and agree to a Title Defect Amount and Seller elects not to attempt to cure such Title Defect, the Title Defect Amount will be deducted from the Purchase Price at Closing and Seller shall have no liability to Buyer with respect to such Title Defect.

              (iii) Seller shall have the right to agree to cure such Title Defect to Buyer's reasonable satisfaction, all at Seller's sole cost and expense, not later than thirty (30) days after the Closing Date, in which case the amount to be paid to the Seller at the Closing shall be reduced by an amount equal to the Title Defect Amount and the Buyer shall pay to the Escrow Agent at the Closing an amount equal to the Title Defect Amount in accordance with the provisions of Section 7.3.4. If the Seller fails to cure such Title Defect within such thirty day period, the Escrow Agent shall pay the Title Defect Amount to the Buyer and the Seller shall have no further liability to the Buyer with respect to such Title Defect. If the Seller cures such Title Defect within such thirty day period, the Escrow Agent shall pay the Title Defect Amount to the Seller.

              (iv) If Buyer and Seller are unable to agree on whether a Title Defect exists or if Buyer and Seller agree that a Title Defect exists but are unable to agree on the Title Defect Amount, then (A) the amount to be paid to the Seller at the Closing shall be reduced by an amount equal to the Title Defect Amount, (B) the Buyer shall pay to the Escrow Agent at the Closing an amount equal to such Title Defect Amount in accordance with the provisions of Section 7.3.4, and (C) the parties shall submit the determination of whether the Title Defect exists or the Title

       Defect Amount (as the case may be) to arbitration in accordance with the provisions of Section 6.2.4. In such event, the provisions of Section
       6.2.4 shall apply and if the arbitrators determine that a Title Defect or the Title Defect Amount does exist, within ten (10) business days after the parties receive the determination of the arbitrators the Buyer shall be entitled to the payment by the Escrow Agent, in accordance with the provisions of Section 7.3.4, of the Title Defect Amount determined by the arbitrators, unless the Seller elects to attempt to cure the Title Defect pursuant to clause (iii) above in which event the provisions of clause (iii) shall apply.

              6.2.4 Any arbitration conducted pursuant to this Agreement shall be conducted in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the parties hereby agree to modify those rules by adoption of the following provisions of this Section, which the arbitrators shall be bound to apply. On or before the fifth day after the Closing Date, Seller must name its choice of an arbitrator and Buyer must name its choice of an arbitrator. Within seven days thereafter, the two arbitrators so chosen shall name a third arbitrator. If any of the three arbitrators has not been named within the appointed time, then any party may apply to the American Arbitration Association for appointment of the arbitrator(s) necessary to complete the panel within ten days. Seller shall pay the compensation and expenses of the arbitrator named by or for it, Buyer shall pay the compensation and expenses of the arbitrator named by or for it, and Seller and Buyer shall each pay one-half of the compensation and expenses of the third arbitrator. Within five days following the date that a three-person panel is established, the three arbitrators shall meet and proceed with due dispatch to hear the parties with respect to such matters. The decision of the arbitration panel, or a majority thereof, shall be rendered in writing no later than 15 days after the arbitrators have met and heard the parties. Such decision shall be final and binding on the parties.

              6.2.5 The parties acknowledge that those certain liens, bank loans and encumbrances shown on Exhibit E ("Release Liens") are in existence with respect to the Property on the Effective Date. The obligations of Seller under this Agreement are subject to Seller's obtaining the consent to the transaction contemplated by this Agreement from the holders of the Release Liens and to obtaining releases of such Release Liens as to the Property. Seller shall use reasonable efforts to obtain such consent and legally sufficient and recordable releases of such Release Liens at or before the Closing in form and substance satisfactory to Buyer; and such Release Liens, if so released, shall not be considered Title Defects for purposes of this Agreement. The provisions of the preceding sentence shall not be deemed an assumption of such liens or encumbrances by Buyer or a waiver of any claim or defense of Buyer with respect thereto.

       6.3    Right Not to Close.  If, before the Closing Date,

       (i) the net downward adjustments to the Purchase Price as the result of application of Sections 6.1 and 6.2 (exclusive, for purposes of this Section 6.3, of any adjustments as a result of the failure to obtain any consents or waivers of preferential purchase rights listed on Exhibit F) exceeds $750,000, or

       (ii) the reasonable cost of remedying all of the Adverse Environmental Conditions asserted by the Buyer pursuant to Section 5.3 exceeds $750,000, then either Seller or Buyer may, by notice to the other, elect to terminate this Agreement and not to proceed with Closing. If Seller is the party electing to terminate this Agreement, Seller shall return the Earnest Money Deposit paid by Buyer pursuant to Section 2.1 within three (3) business days of receipt of such cancellation notice by the party to whom it was addressed. If Buyer is the party electing to terminate this Agreement, the Escrow Agent shall pay to Seller and Seller shall be entitled to receive and retain the Earnest Money Deposit (together with any interest earned thereon) paid by Buyer pursuant to Section 2.1 free of any claim by Buyer.

ARTICLE 7.  CLOSING; FINAL SETTLEMENT

       7.1 Closing Date. Unless Buyer and Seller otherwise agree, the closing of this purchase and sale (the "Closing") will occur on January 15, 1998 (the actual date on which Closing occurs being the "Closing Date"), at 10:00 a.m. local time in Seller's offices in Houston, Texas, except that Seller may postpone the Closing Date until Seller has obtained the consent and releases described in Section 6.2.5. Seller shall notify Buyer in writing of such postponement, if any, not later than January 10, 1998. Provided such party is not in material default of its obligations under this Agreement, either party may terminate this Agreement by giving written notice to the other if the Closing has not occurred on or before the later of (i) July 1, 1998 and
(ii) (if Seller has postponed the Closing Date as above provided) the date Seller has obtained the consent and releases described in Section 6.2.5. In the event of an election by either party to terminate this Agreement pursuant to the foregoing provision, the Escrow Agent shall return to Buyer the Earnest Money Deposit paid by Buyer pursuant to Section 2.1 within three (3) business days of receipt of such cancellation notice by the party to whom it was addressed.

       7.2 Conditions to Closing. Each of Buyer and Seller shall not be obligated to close the transaction that is the subject of this Agreement if:

              7.2.1 Any matter represented or warranted by the other party in this Agreement is not true in any material respect as of the Closing Date, or there has been a material breach by the other party of its obligations under this Agreement and such breach is not cured by the Closing Date; or

              7.2.2 Any suit or other proceeding (other than a suit or proceeding initiated by such party hereto) is pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transaction that is the subject of this Agreement; or

              7.2.3 Seller fails to obtain, by the Closing Date, the consent to the transaction contemplated by this Agreement from the holders of the Release Liens or the releases of such Release Liens as to the Property as described in Section 6.2.5.

       7.3    Closing.  Seller and Buyer have the following obligations at
Closing:

              7.3.1  Seller's Obligations.  At Closing, Seller shall deliver to
Buyer:

                            (i) A duly executed Non Foreign Affidavit in the form of Exhibit C;

                            (ii) An executed and acknowledged Assignment and Bill of Sale (in sufficient counterparts for recording) in the form of Exhibit D (the "Assignment and Bill of Sale");

                            (iii) Any other appropriate instruments necessary to effect or support the transaction contemplated in this Agreement, including, without limitation, any lease assignment forms or other forms or filings required by federal or state agencies to transfer ownership or operation of the Property;

                            (iv) Letters in lieu of transfer orders, executed by Seller and Buyer, in form and substance satisfactory to Buyer, directing all purchasers of production to make payment of proceeds attributable to production from the Property after the Effective Date to Buyer; and

                            (v) Letters to third party pipeline operators, executed by Seller in form and substance reasonably satisfactory to Buyer, notifying such operators that Buyer shall operate all pipeline meters included in the Property which are currently being operated by Seller.

              7.3.2  Buyer's Obligations.  At Closing, Buyer shall:

                            (i) Pay Seller the Purchase Price, as adjusted under 7.3.3 and any other provisions of this Agreement (less the amount of the Earnest Money Deposit plus interest thereon from the date of its payment to the Escrow Agent until the Closing Date), by wire transfer of immediately available funds into an account designated by Seller according to Seller's instructions; and Buyer shall cause the Escrow Agent to deliver to Seller at the Closing the amount of the Earnest Money Deposit plus interest thereon;

                            (iii)  Execute any ratification and joinder
                     instruments required to transfer Seller's rights, obligations and interests in the Related Contracts and other Property;

                            (iv)   Execute any applications necessary to
                     transfer regulatory permits to which the Property is subject, and which Seller has agreed to transfer under this Agreement; and

                            (v) Execute, acknowledge and deliver to Seller the Assignment and Bill of Sale.

              7.3.3  Purchase Price Adjustment.

                     7.3.3.1 The Purchase Price shall be adjusted upward by the following:

                     (i) The amount of (1) all overhead charges and administrative expenses paid by Seller to third parties under the terms of applicable joint operating agreements, (2) all actual direct operating expenses paid by Seller, and (3) all actual direct capital expenditures paid by Seller; but only to the extent that the expenses and expenditures described in clauses (1), (2) and (3) above arise from, or are otherwise properly allocable to, the ownership or operation of the Property after the Effective Date, and do not result from or relate to remediation of Adverse Environmental Conditions or curing of Title Defects; and

                     (ii) An amount equal to all upward adjustments to the Purchase Price provided in Sections 6.1, 6.2 and 12.1.

                     7.3.3.2 The Purchase Price shall be adjusted downward by the following:

                     (i) The gross proceeds, net of production taxes paid with respect thereto, actually received by Seller, whether before or after Closing, that are attributable to the ownership or operation of the Property from and after the Effective Date (excluding any proceeds from the sale of the Hydrocarbons in storage on the Effective Date). The amount of gross proceeds received by Seller shall be determined on the basis of applicable sales and marketing agreements and not on the basis of swap or other hedging agreements, which swap or hedging agreements shall be solely for the account of Seller); and

                     (ii) An amount equal to all downward adjustments to the Purchase Price provided in Sections 5.3, 5.4, 6.1, 6.2 and 12.1.

                     7.3.3.3 At least five (5) days prior to the Closing Date, Seller shall estimate the amount of the Purchase Price adjustment under Sections 7.3.3.1 and 7.3.3.2 in good faith and in a bona fide manner and deliver to Buyer a certificate of the Chief Financial Officer of Seller setting forth in reasonable detail the calculation thereof. The Purchase Price shall be adjusted as set forth in such certificate, and the resulting amount shall be the initially adjusted Purchase Price.

                     7.3.3.4 As soon as reasonably practicable, and in any event within 120 days following the Closing Date, Seller shall deliver to Buyer a statement of the actual Purchase Price adjustment under Sections
7.3.3.1 and 7.3.3.2 (specifying whether the Purchase Price is to be increased or decreased by such amount), which shall be certified by the Chief Financial Officer of Seller (the "Purchase Price Adjustment Certificate"), and all supporting documentation. Within 30 days after delivery of the Purchase Price Adjustment Certificate, Buyer shall notify Seller whether Buyer agrees or disagrees with the determination of the Purchase Price adjustment set forth in the Purchase Price Adjustment Certificate. If Buyer disagrees with such determination, representatives of Buyer and Seller shall meet and endeavor to resolve their differences regarding the determination of the Purchase Price adjustment as soon as reasonably possible. If the representatives of Buyer and Seller are unable to agree upon such determination of the Purchase Price adjustment within 20 business days, the independent accounting firm of ______________ shall audit the Purchase Price Adjustment Certificate and determine the Purchase Price adjustment as soon as reasonably possible. The decision of such independent accounting firm shall be binding on Seller and Buyer, and the fees and expenses of such independent accounting firm shall be borne one-half by Seller and one-half by Buyer. If the Purchase Price adjustment as finally determined pursuant to this Section 7.3.3.4 is a smaller upward adjustment or a larger downward adjustment than that estimated pursuant to Section 7.3.3.3, Seller shall pay to Buyer the amount of such excess, plus interest thereon at the Interest Rate from (and including) the Closing Date to (but excluding) the date of payment. If the Purchase Price Adjustment Amount as finally determined pursuant to this Section 7.3.3.4 is a larger upward adjustment or a smaller downward adjustment than that estimated pursuant to Section 7.3.3.3, Buyer shall pay to Seller the amount of such deficiency, plus interest thereon at the Interest Rate from (and including) the Closing Date to (but excluding) the date of payment. Any payment contemplated by this Section 7.3.3.4 shall be made by wire transfer in federal or other immediately available funds on or before the fifth business day following the final determination of the amount thereof.

              7.3.4 Escrow Agent. At the Closing, Buyer shall pay to Texas Commerce Bank N.A., Houston, Texas or another bank mutually acceptable to Buyer and Seller (the "Escrow Agent") the amounts required to be paid to the Escrow Agent in accordance with the provisions of Sections 5.3.2 and 6.2.3. Such payment shall be made by wire transfer in federal or other immediately available funds. If Seller cures or remedies any Title Defect or Adverse Environmental Conditions in a timely manner as required by such Sections, then Seller shall be entitled to payment of the applicable Title Defect Amount or Remediation Amount out of the funds held by the Escrow Agent. If Seller fails to cure or remedy the Title Defect or Adverse Environmental Conditions in a timely manner, then (I) Buyer shall be entitled to payment of the applicable Title Defect Amount or Remediation Amount out of the funds held by the Escrow Agent and (ii) Seller shall have no further obligation or liability to Buyer with respect to or arising out of the uncured or unremediated Title Defect or Adverse Environmental Conditions. The parties shall direct the Escrow Agent to make payments in accordance with the provisions of this Section 7.3.4 and Sections 2.1, 5.3.2, 6.3, 7.1 and 7.3.2, and they shall enter into and execute an escrow agreement with the Escrow Agent in a mutually acceptable form consistent with the provisions of this Agreement.

              7.3.5 Document Preparation. Unless Seller and Buyer otherwise agree, Seller will prepare any Closing documents to be executed and delivered under Sections 7.3.1 and 7.3.2 at Closing and will furnish copies of the same to Buyer at least two days before the Closing, except as provided elsewhere in this Agreement for an earlier date.

       7.4. Post-Closing Obligations. Seller and Buyer have the following post-closing obligations:

              7.4.1 Property Records. Within five (5) days after Closing, Seller shall deliver to Buyer the originals (if in Seller's possession) of the Property Records at a location designated by Buyer. Seller shall have the right to retain copies of any or all such Property Records. Buyer shall preserve and maintain all Property Records for at least seven (7) years after the Closing Date. Buyer shall notify Seller before destroying any Property Records. Seller reserves the right to access and copy (at its own expense) all Property Records for seven (7) years after the Closing Date, and Buyer agrees to provide access to the Property Records to Seller during normal business hours.

              7.4.2 Recording and Filing. Buyer, within thirty (30) days after Closing, shall (I) file for record the Assignment and Bill of Sale and all other instruments that must be recorded to effectuate the transfer of the Property; and (ii) file for approval with the applicable government agencies all state and federal transfer and assignment documents for the Property.
Buyer shall provide Seller a recorded copy of the Assignment and Bill of Sale and other recorded instruments, and approved copies of the state and federal transfer and assignment documents as soon as they are available. If Buyer fails, within thirty (30) days after Closing, to file for record the Assignment and Bill of Sale and all other instruments that must be recorded to effectuate the transfer of the Property, and file for approval with the applicable government agencies all state and federal transfer and assignment documents for the Property, Seller, in addition to any other rights available to it, shall have the right to specific performance of Buyer's obligations under this Section.

              7.4.3 Audit Rights. For a period of two (2) years following the Closing Date, any party hereto may at its expense audit the other party's accounting for any item adjusted between them at Closing or in any pre-Closing or post-Closing statement, billing, invoice or accounting made on the Property.

              7.4.4 Further Assurances. Buyer and Seller agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.

ARTICLE 8.  ASSUMPTION OF OBLIGATIONS

       8.1 Ownership and Operations. If the Closing occurs, and in addition to the liabilities and obligations for which Buyer indemnifies Seller or which Buyer assumes in this Agreement, Buyer shall assume and perform the following rights, duties, obligations and liabilities of ownership and operation of the Property on and after the Effective Date: (I) all of Seller's express and implied obligations and covenants under the terms of the Leases and the Related Contracts described in Exhibit A; and all other orders and contracts to which the Property is subject and of which Buyer has actual or constructive notice;
(ii) responsibility for all royalties, overriding royalties, production payments, net profits obligations, rentals and shut-in payments and other burdens or encumbrances to which the Property is subject and of which Buyer has actual or constructive notice; (iii) responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits required by public authorities in connection with the Property; (iv) responsibility for all liabilities of Seller for net proceeds from production attributable to the Property as currently held in suspense because of lack of identity or address of owners, title questions, change of ownership, or similar questions, to the extent such net proceeds are transferred and delivered to Buyer at the Closing; and (v) all other obligations assumed by Buyer under this Agreement; provided, however, that, except to the extent provided in Sections 5.2 and 5.3, Buyer does not assume any liabilities and obligations to third parties for loss or damage to property or injury to or death of persons arising from the operation of the Property during the period from the Effective Date to the Closing. Seller remains responsible for all costs, expenses and liabilities incurred by Seller in connection with the ownership or operation of the Property before the Effective Date and for all liabilities and obligations to third parties for loss or damage to property or injury to or death of persons arising from the operation of the Property during the period from the Effective Date to the Closing (except, in each case, for those costs, expenses, liabilities and obligations for which Buyer indemnifies Seller or which Buyer assumes under the provisions of this Agreement).

       8.2 Plugging and Abandonment Obligations. From and after the Closing Date, Buyer assumes full responsibility and liability for the following obligations related to the Property (the "Plugging and Abandonment Obligations"): (I) plugging, replugging and abandoning all wells on the Property (except wells previously permanently plugged and abandoned by Seller);
(ii) removing and disposing of all structures and equipment comprising part of the Property,(iii) the necessary and proper capping and burying of all associated flow lines comprising part of the Property; (iv) restoring the leasehold premises of the Property; both surface and subsurface, to the condition they were in before commencement of oil and gas operations, as may be required by applicable laws, regulation or contract; and (v) any necessary disposal of Property contaminated by naturally occurring radioactive material ("NORM"). Buyer's obligations under this Section 8.2 include without limitation obligations arising from contractual requirements and demands made by authorized regulatory bodies or parties claiming a vested interest in the Property. With respect to any non-operating interests in the Property being transferred to Buyer under this Agreement, Buyer shall assume full responsibility and liability, from and after the Closing Date, for that portion of the Plugging and Abandonment Obligations for which non-operators are responsible.

ARTICLE 9.  INDEMNITIES

       9.1 Definition of Claims. As used in this Agreement, the term "Claims" means any and all losses, liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for (I) breaches of contract; (ii) loss or damage to property, injury to or death of persons, and other tortious injury; and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term "Claims" also includes attorneys fees and court costs resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement.

       9.2 APPLICATION OF INDEMNITIES. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITIES SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER: (I) AN INDEMNIFIED CLAIM ARISES OUT OF OR RESULTS FROM THE INDEMNIFIED PARTY'S (OR ITS EMPLOYEES', AGENTS', CONTRACTORS', SUCCESSORS' OR ASSIGNS') SOLE OR CONCURRENT NEGLIGENCE, (II) THE INDEMNIFIED PARTY (OR ITS EMPLOYEES, AGENTS, CONTRACTORS, SUCCESSORS OR ASSIGNS) IS DEEMED TO BE STRICTLY LIABLE, IN WHOLE OR PART, FOR AN INDEMNIFIED CLAIM; OR (III) ANY PART OF AN INDEMNIFIED CLAIM IS THE RESULT OF THE IMPOSITION OF PUNITIVE DAMAGES. ALL INDEMNITIES SET FORTH IN THIS AGREEMENT EXTEND TO THE OFFICERS, DIRECTORS, EMPLOYEES AND AFFILIATES OF THE PARTY INDEMNIFIED, AND COVER THE ACTS AND OMISSIONS OF THE OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, SUCCESSORS AND ASSIGNS OF THE INDEMNIFYING PARTY.

       9.3 Buyer's Indemnity. Except as provided below in this Section 9.3, Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims caused by, resulting from or incidental to (a) the ownership or operation of the Property on and after the Effective Date, or (b) the obligations assumed by Buyer under the other provisions of this Agreement. The foregoing indemnity shall not apply to third party Claims for loss or damage to property or injury to or death of persons arising out of the operation of the Property during the period from the Effective Date to the Closing. Moreover, the foregoing indemnity shall not apply to any Claims covered by the provisions of Section 5.3.

       9.4 Seller's Indemnity. Except as provided below in this Section 9.4, Seller shall indemnify, defend and hold Buyer harmless from and against
(a) any and all Claims caused by, resulting from or incidental to Seller's ownership or operation of the Property before the Effective Date, except those arising out of, resulting from or incidental to the obligations assumed by Buyer under the other provisions of this Agreement, and (b) any and all third party Claims for loss or damage to property or injury to or death of persons arising out of the operation of the Property during the period from the Effective Date to the Closing. The foregoing indemnity shall not apply to any Claims covered by the provisions of Sections 5.2 or 5.3.

ARTICLE 10.  TAXES AND EXPENSES.

       10.1 Recording Expenses. Buyer shall pay all costs of recording and filing the Assignment and Bill of Sale for the Property, all state and federal transfer and assignment documents, and all other instruments.

       10.2 Ad Valorem, Real Property and Personal Property Taxes. All Ad Valorem Taxes, Real Property Taxes, Personal Property Taxes, and similar obligations ("Property Taxes") on the Property are Seller's obligation for periods before the Effective Date and Buyer's obligation for periods after the Effective Date. If Property Taxes for the current tax year have not been assessed and paid as of the Closing Date, the Buyer shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year and subsequent periods. The Seller will reimburse the Buyer promptly for the Seller's proportionate share of these taxes, prorated as of the Effective Date, upon receipt of evidence of the Buyer's payment of the taxes. If Property Taxes for the current tax year have been assessed and paid as of the Closing Date, the Buyer will reimburse the Seller for its proportionate share of these taxes, prorated as of the Effective Date. Seller shall furnish to Buyer upon request any information in Seller's possession regarding the Property to assist Buyer in its preparation and filing of all required reports and returns incident to the Property Taxes for the current tax year.

       10.3 Severance Taxes. Seller shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Property, or the receipt of proceeds therefrom, to the extent attributable to production from the Property before the Effective Date. Seller shall withhold and pay (or cause the first purchaser to withhold and pay) on behalf of Buyer all such taxes on production from the Property between the Effective Date and the Closing Date. Subject to the obligations of Seller under the preceding sentence, Buyer shall bear and pay all such taxes on production from the Property on and after the Effective Date. If either party pays taxes owed by the other, upon receipt of evidence of payment, the nonpaying party will reimburse the paying party promptly for its proportionate share of such taxes.

       10.4 Sales Taxes. The Purchase Price is exclusive of any applicable sales tax. In the event any sales tax is due in connection with the transactions contemplated by this Agreement, Buyer shall be responsible for the same and indemnify Seller against the same.

ARTICLE 11.  INTERIM OPERATION OF THE PROPERTY

       11.1 Interim Operations. Seller shall use such efforts as are reasonably available to a nonoperator during the period between the date this Agreement is executed and the Closing Date (the "Interim Period") (I) to cause the Property to be maintained and operated in a good and workmanlike manner,
(ii) to maintain or cause to be maintained insurance now in force with respect to the Property, and (iii) to pay or cause to be paid all costs and expenses incurred in connection therewith; provided, however, that Seller shall not propose the commencement of operations for the drilling of any new well or the redrilling of any existing well on the Property after the date of this Agreement without the prior written consent of Buyer. Seller shall carry on the business of Seller with respect to the Property in substantially the same manner as Seller has heretofore and shall not introduce any substantially new method of management, operation or accounting with respect to the Property.

       11.2 Buyer's Approval. Without prior written consent of Buyer (which shall not be unreasonably withheld), Seller shall not enter into any new agreements or commitments with respect to the Property which extend beyond the Closing, shall not abandon any well located on the Property nor release or abandon all or any portion of any of the Leases, shall not modify or terminate any of the material agreements relating to the Property and shall not encumber, sell or otherwise dispose of any of the Property other than (I) production sold in the ordinary course of business or otherwise under a Related Contract, or
(ii) personal property that is replaced by equivalent property or consumed in the normal operation of the Property. Seller agrees to consult with Buyer before making any expenditures on any well in excess of $25,000 and not exceeding $50,000, and Seller shall not make any expenditures on any well exceeding $50,000 without Buyer's prior written consent, which shall not be unreasonably withheld.

ARTICLE 12.  MISCELLANEOUS

       12.1 Production Imbalances. If there are any production imbalances relating to the Property, Seller transfers all imbalances as of the Effective Date to Buyer. Buyer and Seller hereby agree that if Seller is in fact underproduced as of the Effective Date with respect to any of the Property, the Purchase Price will be increased by any amounts due Seller from third parties (assuming permanent cessation of production as of the Effective Date) as the result of Seller being an underproduced party with regard to gas produced from the Property prior to the Effective Date. Buyer and Seller hereby agree that if Seller is in fact overproduced as of the Effective Date with respect to any of the Property, the Purchase Price will be decreased by any amounts due third parties from Seller (assuming permanent cessation of production as of the Effective Date) as the result of Seller being an overproduced party with regard to gas produced from the Property prior to the Effective Date.

       12.2 Press Releases. The parties agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best good faith efforts to (I) agree upon the text of a joint public announcement or statement to be made by both of such parties or (ii) obtain approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be; provided, however, if Seller or Buyer is required by law to make such public announcement or statement, then the same may be made without the approval of the other party. The opinion of counsel of either party shall be conclusive evidence of such requirement by law.

       12.3 Notices. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

Seller:       HarCor Energy, Inc.                 Buyer: Penroc Oil Corporation
------                                            ------
       4400 Post Oak Parkway, Suite 2220          P. O. Box 5970
       Houston, Texas 77027                       Hobbs, New Mexico 88241
       Attention:  President                             5014 Carlsbad Hwy.
                                                  Hobbs, New Mexico 88246

       FAX:  (713) 961-9773                       FAX:  (505) 393-7051

Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

       12.4 Entirety of Agreement; Amendment. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, representations, and prior agreements and understandings relating to such subject matter. This Agreement may be amended, modified, and supplemented only in a writing duly executed by Buyer and Seller.

       12.5 Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto and their respective permitted successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies. Neither party may assign any of its rights or obligations under this Agreement prior to the Closing without the prior written consent of the other party, which consent may be given or withheld in such party's sole discretion. No permitted assignment by a party of its rights or obligations under this Agreement shall release such party from its obligations hereunder.

       12.6 Governing Law. THIS AGREEMENT IS GOVERNED BY AND MUST BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION.

       12.7 Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement. In the event of a conflict between the provisions of the Exhibits or the executed Assignment and Bill of Sale and the foregoing provisions of this Agreement, the provisions of the Exhibits and the executed Assignment and Bill of Sale take precedence over the foregoing provisions of this Agreement. In the event of a conflict between the provisions of the pro forma Assignment and Bill of Sale attached to this Agreement as Exhibit __ and the executed Assignment and Bill of Sale, the provisions of the executed Assignment and Bill of Sale take precedence.

       12.8 Litigation Costs. If any party hereto should hereafter institute litigation against any other party hereto alleging that such other party has breached this Agreement or any agreement or other instrument attached hereto or delivered pursuant hereto, the nonprevailing party or parties (whether plaintiff or defendant) in such action shall reimburse the prevailing party or parties for the prevailing party's or parties' reasonable attorneys' fees, witness fees, court costs and all other costs in connection with such litigation.

       12.9 General. References in this Agreement to Articles, Sections, subsections, Exhibits and Schedules shall be deemed to refer to articles, Sections and subsections of and Exhibits and Schedules to this Agreement except as provided otherwise in this Agreement. As used in this Agreement, "person" means any natural person or corporation, partnership, limited liability company, trust, estate, governmental unit or other entity.

       12.10 Texas Deceptive Trade Practices Act Waiver. Buyer represents and warrants to Seller that Buyer: (a) is acquiring the Property for commercial or business use, (b) has assets of $25,000,000 or more or is owned or controlled by a corporation or entity with assets of $25,000,000 or more, and (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated by this agreement and is not in a significantly disparate bargaining position with respect to Seller. MOREOVER, BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES THAT IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES -- CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, BUSINESS AND COMMERCE CODE SECTION 17.41 THROUGH SECTION 17.63 (OTHER THAN SECTION 17.555).

       The authorized representatives of Seller and Buyer sign below indicating their agreement to the terms of this Agreement on the date first above written.


Seller:                            Buyer:

HarCor Energy, Inc.                Penroc Oil Corporation


By:  /s/ MARK G. HARRINGTON        By:  /s/  MOHAMMED YAMIN MERCHANT
     ----------------------             ----------------------------
Title:   CEO and Chairman                  Title:     President